Exhibit 99.1

Rambus Appoints Sumeet Gagneja as Chief Financial Officer

Industry-proven finance leader brings deep semiconductor, data center and AI-driven computing ecosystem expertise to support long-term profitable growth

SAN JOSE, Calif., April 29, 2026 — Rambus Inc. (NASDAQ: RMBS) today announced the appointment of Sumeet Gagneja as senior vice president and chief financial officer, effective April 29, 2026. Mr. Gagneja joins Rambus with more than two decades of financial and operational leadership across the semiconductor, data center, and AI-driven computing ecosystem. Mr. Gagneja will oversee the company’s global finance organization, including financial strategy, capital allocation, and investor engagement, reporting to president and chief executive officer Luc Seraphin.

“Sumeet is a highly experienced finance leader with deep knowledge of the semiconductor and data center ecosystem,” said Luc Seraphin, president and chief executive officer of Rambus. “He brings a strong track record of helping companies scale with disciplined execution and a focus on value creation, and will be an outstanding addition to the leadership team as we continue to drive long-term profitable growth.”

Mr. Gagneja most recently served as divisional CFO for AMD’s Data Center segment. Previously, he was CFO of Western Digital’s Flash business and held senior finance leadership roles at Xilinx, Innovium, Maxim Integrated, Avago, and Intel. Across these roles, he supported capital allocation, mergers and acquisitions, operational planning, and investor and analyst engagement, bringing a disciplined and execution-focused approach to scaling complex technology businesses.

“I am excited to join Rambus and support its continued progress,” said Mr. Gagneja. “The company has a strong foundation, a differentiated portfolio, and a clear opportunity to deliver long-term profitable growth. I look forward to working with the leadership team to help drive disciplined execution and create durable value for shareholders.”

Gagneja holds a Master of Business Administration with high distinction from the University of Michigan Ross School of Business and a master’s degree in mechanical engineering from Wayne State University. He is a California Certified Public Accountant.

About Rambus Inc.

Rambus delivers industry-leading chips and silicon IP for the data center and AI infrastructure. With over three decades of advanced semiconductor experience, our products and technologies address the critical bottlenecks between memory and processing to accelerate data-intensive workloads. By enabling greater bandwidth, efficiency and security across next-generation computing platforms, we make data faster and safer. For more information, visit rambus.com.

© Rambus Inc.	CONFIDENTIAL

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding business opportunities, the Company’s ability to deliver long-term, profitable growth, product and investment strategies, and the Company’s outlook and financial guidance for the second quarter of 2026 and related drivers, and the Company’s ability to effectively manage market challenges. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. The Company’s business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Source: Rambus Inc.

Contact:

Nicole Noutsios
Rambus Investor Relations
(510) 315-1003
rambus@nmnadvisors.com

© Rambus Inc.	CONFIDENTIAL